Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	May 16, 2022

BUTLER NATIONAL CASINO SUBSIDIARY POISED TO OFFER

FIRST IN CLASS SPORTS BETTING TO KANSANS

- Boot Hill Casino & Resort announces agreements with popular online sports books -

OLATHE, KANSAS, May 16, 2022, - Leading the way to bring sports betting one step closer for Kansans, Butler National Corporation (OTCQB: BUKS), through its wholly-owned subsidiary that manages Boot Hill Casino & Resort in Dodge City, Kansas, has entered into agreements with sports betting providers, DraftKings (NASDAQ: DKNG) and Bally’s Corporation (NYSE: BALY).  When sports wagering is launched in Kansas, anyone of legal betting age within the geographical boundaries of Kansas can place bets directly from their mobile devices or computers by accessing a participating sports book or by visiting a lottery gaming facility.

Butler National is a recognized provider of professional management services in the gaming industry and leader in special mission aircraft modifications. As the Boot Hill Casino manager for the State, the new sports betting law provides that the Butler National subsidiary may, subject to regulatory approvals, contract with up to three sports wagering platform providers in addition to offering sports wagering at a retail sports book in the Boot Hill Casino facility located in Dodge City.

“We worked diligently to find partners that would bring Kansans a seamless, safe and premium sports betting experience,” said Clark Stewart, CEO, Butler National Corporation. “We are ready to work with DraftKings and Bally’s to make sports wagering available in Kansas.”

On Thursday, May 12, Governor Laura Kelly signed into law a bill that authorizes sports betting in Kansas.  The sports wagering law becomes effective July 1, 2022.

“We are hopeful to try to bring mobile sports betting to Kansans by football season.  Kansans should be proud of the cooperative efforts by Kansas Legislators, our Governor, government agencies and private businesses, like Butler National Corporation, to bring legalized sports betting to Kansas,” added Stewart.

Mobile technology continues to fuel the trend of sports betting. According to the American Gaming Association, sports fans spent nearly $8 billion placing bets on this year’s Super Bowl.  Online sportsbooks now have their own betting apps allowing for more convenience, customization and the ability to place bets in the middle of a live sporting event.

“With the passage of mobile sports betting legislation in Kansas, DraftKings is excited for the opportunity to enter the state pending licensure and regulatory approvals,” said Griffin Finan, Vice President Government Affairs, Associate General Counsel, DraftKings. “Together with Boot Hill Casino & Resort, we look forward to engaging with Kansans and providing them with a world-class sports betting experience.”

Bally Sports brings a robust, interactive suite of sports betting solutions.  Kansas City fans will recognize Bally Sports as their go-to station to watch their favorite baseball teams.  “Kansans’ sports betting experience will be significantly enhanced by our partnership with Bally Sports,” indicates Stewart.

“We are pleased that Kansas has now legalized sports betting, joining an increasing number of states across the nation.  We look forward to working with our partners at Boot Hill Casino & Resort to bring the Bally’s online gaming experience to Kansans,” said Adi Dhandhania, Chief Operating Officer of North America for Bally's Interactive, the division that manages the company’s online gaming products.

In addition to online sports betting through DraftKings & Bally’s, Boot Hill Casino & Resort also anticipates an on-site sports book to accept wagers as soon as this fall.  “Our goal continues to be to drive tourism and revenue for the State of Kansas,” said Stewart.  “Sports betting at Boot Hill Casino will give guests another exciting reason to visit Dodge City.”

While any final action is subject to Kansas Lottery approval, the Boot Hill Casino & Resort team is excited to continue to plan for these sports betting changes.  “This is an exciting addition to the gaming experience we are able to offer our patrons,” said Diane Giardine, General Manager, Boot Hill Casino & Resort.  “We are eager to move forward with our partners to bring legal, safe sports betting to historic Dodge City, Kansas,” added Giardine.

About Butler National Corporation:

Butler National Corporation has been a recognized provider of professional management services in the gaming industry for more than 20 years. Following the enactment of the Kansas Expanded Lottery Act (KELA), Butler National competed for a contract to manage a Lottery Gaming Facility for the State of Kansas. In 2008, Butler National Service Corporation (a Butler National Corporation subsidiary) proposed and was awarded a contract to manage the Boot Hill Casino & Resort in Dodge City. When Boot Hill Casino opened in 2009, it was the first state-owned and -operated casino in Kansas. In addition to its gaming division, Butler National manufactures, sells and services support systems for private, commercial and military aircraft.

About Boot Hill Casino & Resort:

Boot Hill Casino & Resort, managed by BHCMC, LLC and Butler National Service Corporation, wholly-owned subsidiaries of Butler National Corporation (OTCQB: BUKS), features over 500 electronic gaming machines, 14 table games, and a 150-seat casual dining restaurant known as Firesides at Boot Hill.

The $90 million Boot Hill Casino project opened in December 2009. The lottery facility games at Boot Hill Casino & Resort are owned and operated by the Kansas Lottery. The Kansas Racing and Gaming Commission provides regulatory oversight for the casino. For more information about Boot Hill Casino & Resort, please visit us at www.boothillcasino.com, or call us at 1.877.906.0777.

Forward-Looking Information:

Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

FOR MORE INFORMATION, CONTACT:

Melinda Tiemeyer mtiemeyer@parriscommunications.com	Ph (816) 721-1000

THE WORLDWIDE WEB:
Please review www.butlernational.com for information about Butler National Corporation and its subsidiaries.